EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 9th day of December, 2003, is entered into by Lions Gate Investment, Limited, a Nevada corporation, (whose name will later be changed to DOBI Medical International, Inc. and be reincorporated in Delaware) (the "Company") and Phillip C. Thomas ("Executive").

     WHEREAS, the Company and Executive desire to enter into an employment contract which will supersede any prior employment agreements between the Company and Executive.


     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on December 9, 2003 (the "Commencement Date") and ending on December 8, 2006, unless sooner terminated in accordance with the provisions of Section 5 or extended as hereinafter provided (such period, as it may be extended, is the "Term" or "Agreement Term"), provided, however, that the Agreement Term shall be extended automatically on each anniversary of the Commencement Date for an additional one year from the then current expiration date of the Agreement Term unless, at least twelve (12) months prior to the applicable anniversary date, either the Executive or the Company provides written notice to the other party electing not to extend the Agreement Term.

     2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time reasonably assign to him, including but not limited to, responsibility for all operating and nonoperating functions of the Company; all of these functions shall report directly or indirectly to him. Executive shall report directly to the Chairman of the Board of Directors and the Board of Directors and shall be subject to the supervision of, and shall have such authority as is delegated to him, by the Board, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his full business time and best efforts in the performance of the foregoing services, provided that he may accept other board memberships or participate in charitable organizations which do not conflict with his primary responsibilities and obligations to the Company.

     3. Member of the Board. Throughout the Agreement Term, Executive shall serve as a member of the Board.

     4. Compensation and Benefits.

         4.1 Salary. The Company shall pay Executive an initial annual base salary of not less than $225,000, less customary payroll withholdings, payable in accordance with

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the Company's regular payroll practices. Such salary shall be increased to
$260,000 in the next payroll following the closing of a financing resulting in gross proceeds to the Company of at least $5,000,000, and such salary shall be subject to annual review and upward adjustment as determined by the Board in each calendar year, provided that such annual adjustment shall be at least equal to the general salary increase provided to Company salaried employees for the applicable year.

         4.2 Incentive Payments.

               (a) In recognition of Executive's achievement of the substantial funding event and accomplishment of the Company's status as a public entity in the year 2003, the Company will pay Executive a sum equivalent to 3 weeks of Executive's base salary for the year 2003, less customary payroll withholdings, on January 2, 2004.

               (b) For the year 2004, Executive will be eligible to receive an annual cash bonus equivalent to 50% of Executive's then annual base salary, less customary payroll withholdings, which bonus shall be awarded in full if the following milestones are completed as of December 31, 2004 (the "Performance Milestones"): (i) after the commencement of FDA Modular 5, at least 20 patient DOBI clinical test scans have been completed; (ii) shipment of at least 10 revenue-producing and production level, scalable ComfortScan(TM) systems; and
(iii) the Company's net loss (calculated in accordance with generally accepted accounting principles) being not more than 10% greater than projected for the fiscal year 2004. In the event some, but not all, Performance Milestones are achieved in the year 2004, Executive shall be entitled to a pro rated portion of the incentive bonus for the year 2004 (i.e., for each Performance Milestone completed, Executive shall be entitled to at least 33% of the cash bonus amount for 2004).

               (c) Apart from any other incentive compensation, when the FDA issues final approval for the ComfortScan(TM) system, the Company shall establish a bonus pool of $500,000 for payment to key employees and Executive shall be entitled to receive a significant cash bonus from such bonus pool, less customary payroll withholdings, within thirty (30) days of receiving such approval. All amounts paid from the bonus pool will be determined by the Compensation Committee of the Board of Directors.

               (d) The Company and Executive shall establish mutually acceptable criteria for the payment of an annual incentive bonus based on operating results for the years 2005 and 2006, which criteria shall be determined on or prior to February 28 of the applicable year.

         4.3 Long-Term Incentives. Simultaneously with the execution of this Agreement, the Company shall award Executive a nonqualified stock option (the "Option") to purchase 75,000 shares of Company common stock at an Option price equivalent to the fair market value of such shares on the date of grant or at such other value as provided for by the Company's Stock Option Plan. Such Option shall vest on a monthly pro rata basis for thirty-six (36) months commencing on December 9, 2003. The Company shall award Executive further options comparable with awards made to other Company executives in accordance with the terms of any stock option plan maintained by the Company.

         4.4 Sale of Stock. Subject to the terms of the December 2003 Reverse Public Offering transaction of the Company ("the Verus Transaction" or "the RPO"), the Company shall provide reasonable piggyback registration rights to Executive and not (i) register shares of stock owned by a founder of the Company (including Executive) with the

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Securities and Exchange Commission nor (ii) grant registration rights to any founder of the Company (including Executive) unless the Company simultaneously registers or grants such rights to the Executive on terms and conditions no less favorable than those granted to any other founder and provided that the shares to be registered shall be allocated among the selling stockholders pro rata based on their ownership of stock.

         4.5 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive's position, tenure salary, age, health and other qualifications make him eligible to participate, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, and all other benefit plans from time to time in effect generally for executives and/or employees of the Company. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and Executive's spouse. The Company shall pay the premium for term life insurance for Executive in the amount of $1,000,000 for which Executive may designate a beneficiary of his choice. To the extent that it is available, the Company shall also purchase short-term and long-term disability policies ensuring at least 60% income replacement for Executive. Executive shall also be entitled to take four weeks of fully paid vacation each calendar year, which vacation time may be cumulatively rolled over from one year to the next during the Term in accordance with Company policy.

         4.6 Reimbursement of Expenses. The Company shall reimburse Executive the amount of $1000 per month to obtain an automobile and shall also pay reasonable expenses associated with the business use of the automobile as well as reimbursement for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

     5. Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

         5.1 Termination of the Agreement Term. This Agreement shall expire at the end of the Agreement Term, but only if appropriate notice is given in accordance with Section 1 of this Agreement.

         5.2 Termination for Cause. At the election of the Company, for cause upon written notice by the Company to Executive. For the purposes of this
Section 5.2, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

               (a) a good faith finding by the Company that Executive has engaged in dishonesty or gross willful misconduct that is materially injurious to the Company which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

               (b) Executive's conviction or entry of nolo contendere to any felony or crime involving moral turpitude, material fraud or embezzlement of Company property; or

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               (c) Executive's material breach of this Agreement, including but not limited to, Sections 7.1 or 7.2, which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

               (d) In the event the Company notifies Executive that the Company seeks to terminate Executive for Cause, Executive shall first have the opportunity to appear before the Board, with counsel, to address the matters raised by such proposed termination.

         5.3 Voluntary Termination by the Company or for Good Reason. At the election of the Company, without cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below).

         5.4 Death or Disability. Thirty days after the death or determination of disability of Executive. As used in this Agreement, the determination of "disability" shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

         5.5 Voluntary Termination by Executive. At the election of Executive upon not less than 30 days prior written notice by him to the Company.

     6. Effect of Termination.

         6.1 Termination for Cause or at the Election of Executive. In the event that Executive's employment is terminated for Cause pursuant to Section 5.2 or at the election of Executive pursuant to Section 5.5, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 4 through the last day of his actual employment by the Company.

         6.2 Voluntary Termination by the Company, for Good Reason, or
Disability.

               (a) In the event that Executive's employment is terminated pursuant to Section 5.3 or as a result of Disability pursuant to Section 5.4, the Company shall continue to pay to Executive (a) his annual base salary then in effect for twenty four (24) months in the manner set forth in Section 4.1 or the salary due under Section 4.1 for the remainder of the Agreement Term, whatever is greater; (b) payment for accrued but untaken vacation days; and (c) a pro rata portion of any bonus for the year in which termination occurs, as to all of which Executive shall have no obligation to mitigate such amounts. In addition, the Company shall continue its contributions toward Executive's health care, dental, disability and life insurance benefits and for the health care benefit, if any, of Executive's spouse on the same basis as immediately prior to the date of termination for the same period as severance benefits are paid pursuant to this Section 6.2(a). Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive pursuant to this Section 6.2 if Executive is actually covered by an equivalent benefit from

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another employer during which continuing benefits are provided pursuant to this
Section 6.2. Any such benefit made available to Executive shall be reported to the Company.

               (b) In the event that Executive's employment is terminated pursuant to Section 5.3 or for Disability pursuant to Section 5.4, all outstanding stock and Options then unvested shall immediately vest.

         6.3 Termination for Death. In the event that Executive's employment is terminated by death pursuant to Section 5.4, the Company shall pay to Executive's estate compensation which would otherwise be payable to him under
Section 4.1 of this Agreement through the end of the month in which such termination occurs, payment for any accrued but untaken vacation days, and the pro rata portion of any bonus earned under Section 4.2 through the last day of employment. To the extent permitted under the applicable benefit plans, Executive's estate shall also be eligible to receive any benefits which Executive would have been entitled to receive under the various Company fringe benefit plans for the twelve months following Executive's death. In addition to the foregoing, all unvested stock and stock options granted by the Company to Executive shall immediately vest as of the date of termination.

         6.4 Termination in the Event of a Change in Control.

               (a) In the event Executive's employment with the Company is terminated by the Company (other than for Cause, disability or death as defined herein) or by Executive for Good Reason (as defined below) within three (3) months before or twenty four (24) months following a Change in Control (as defined below), Executive shall be entitled to the following:

                    (i) All outstanding stock and Options shall immediately
               vest upon the occurrence of a Change in Control; and

                    (ii) the Company shall pay to Executive within fourteen (14)
               days of delivery of a written notice of his termination any and all unpaid base salary at the time of termination, any accrued but untaken vacation pay, in each case to the extent not yet paid, and within 90 days of the current financial year end, the pro rata portion of any bonus earned in the year of termination; and

                    (iii) the Company shall pay Executive's normal post-
               termination benefits in accordance with the Company's retirement, insurance and other benefit plan arrangements (including non-qualified deferred compensation plans); and

                    (iv) the Company shall pay to Executive a cash amount equal to twenty four (24) months of the Executive's annual base pay existing at the time of Executive's termination as to which Executive shall have no mitigation obligations; and

                    (v) for twenty four (24) months after Executive's date of
               termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue Executive's health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of

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               termination and shall continue the health care benefits for
               Executive's spouse on the same basis; provided, however, that if Executive becomes reemployed with another employer during the period in which continued benefits are being provided pursuant to this Section, the Company shall not be required to continue such benefits if Executive is covered by an equivalent benefit by the new employer, and

                    (vi) to the extent not otherwise paid or provided, the
               Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive following his termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, and

                    (vii) if Executive has served for twelve (12) months or more following the Change in Control, and voluntarily elects to terminate his service to the Company after such twelve month period and such election is not for "Good Reason," the Company shall pay Executive his annual base salary then in effect for twenty four (24) months in the manner set forth in Section 4.1 and shall continue Executive's benefits as provided for in
               Section 6.4(a) (v) herein.

               (b) As used herein, "Change in Control" shall occur or be deemed to occur if any of the following events occur:

                    (i) any sale, lease, exchange or other transfer (in one
               transaction or a series of transactions) of all or substantially all of the assets of the Company; or

                    (ii) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

                    (iii) a third person, including a "person" as defined in
               Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). "Controlling Securities" shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

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               (c) As used herein, "Good Reason" means the occurrence, without
Executive's written consent, of any of the events or circumstances set forth in clauses (i) through (vi) below which relates to the duties or responsibilities of Executive. Notwithstanding the occurrence of any such event or circumstance, the sale or other disposition of all or a portion of the Company or its subsidiaries or joint ventures (regardless of the form of such transaction) shall not constitute Good Reason nor create an event or circumstance described below. In addition, notwithstanding the occurrence of any of events enumerated in clause (i) through (vi), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the giving by Executive of notice of the occurrence or existence of an event or circumstance specified below, such event or circumstance has been fully corrected and Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first such notice given by Executive).

                    (i) the assignment to Executive of duties inconsistent in
               any material respect with Executive's position as Chief Executive Officer (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to such assignment or any other action or omission by the Company which results in a diminution in such position, authority or responsibilities; or

                    (ii) a reduction in Executive's annual base salary,
               provided that this clause (ii) shall not apply to any decrease in compensation opportunities under annual or long-term compensation incentive plans which occurs prior to a Change in Control and which applies generally to senior executives of the Company; or

                    (iii) the failure by the Company to (A) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation program or policy) in which Executive participates or which is applicable to Executive unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, or (B) continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants (unless in either the case of A or B the discontinuance or reduction of benefit is required by law); or

                    (iv) a change by the Company in the location at which
               Executive performs Executive's principal duties for the Company to a new location that is (A) outside a radius of 50 miles from Executive's principal residence immediately prior to the date on which such change occurs or (B) more than 50 miles from the location at which Executive performs his principal duties for the Company immediately prior to the date on which such change occurs; or a requirement by the Company that Executive travel on Company business to a substantially greater extent than is reasonable for a person in his position with the Company; or

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                    (v) any material breach by the Company of this Agreement; or

                    (vi) the failure of the Company to obtain the written
               agreement, in a form reasonably satisfactory to Executive, from any successor to the Company to assume and agree to perform this Agreement as required by Section 14.1.

         6.5 Limitation on Benefits.

               (a) It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), relating to golden parachute payments.

               (b) Notwithstanding the foregoing, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

     7. Nondisclosure and Noncompetition.

         7.1 Proprietary Information.

               (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

               (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

               (c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above,

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also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

         7.2 Noncompetition and Nonsolicitation

               (a) During his employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies' Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

               (b) For a period of two (2) years after the termination of Executive's employment with the Company for any reason, Executive will not directly or indirectly, absent the Company's prior written approval, render services of a business, professional or commercial nature to any other person or entity relating to dynamic functional imaging (the "Business") in the geographical area in which the Company does business, whether for compensation or otherwise.

               (c) For a period of one (1) year after termination of Executive's employment for any reason, Executive will not recruit solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

               (d) For a period of two (2) years after termination of Executive's employment for any reason, Executive will not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company which were contacted, solicited or served by Executive while employed by the Company.

         7.3 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         7.4 The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

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         7.5 Executive represents that his performance of all the terms of this
Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party (excluding Dynamics Imaging, Inc.).

     8. Indemnification. During and after the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company (as such may be amended), as the case may be. In addition to the foregoing indemnification obligation, the Company shall maintain a directors and officers liability insurance policy during Executive's employment in which adequate liability coverage is provided to Executive in respect of any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid, or (c) by facsimile transmission addressed to Executive at his address of record or the Company, or at such other place as may from time to time be designated by either party in writing.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement with the exception of agreements in respect of Executive's ownership of common stock of the Company.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

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     14. Successors and Assigns.

         14.1 Assumption by Successors. In the event of any Change in Control, any successor shall succeed to all of the Company's duties, obligations, rights and benefits hereunder. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         14.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

     15. Miscellaneous.

         15.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         15.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         15.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.



                                         LIONS GATE INVESTMENT, LTD.




                                         By: /s/ David H. Clarke
                                             ----------------------------------
                                         David H. Clarke
                                         Board Member


                                         /s/ Michael R. Jorgensen
                                         ---------------------------------------
                                         Michael R. Jorgensen
                                         EVP and Chief Financial Officer



                                         /s/ Phillip C. Thomas
                                         --------------------------------------
                                                  Phillip C. Thomas
                                                     Individually

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